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                           ACCOUNTANTS' REVIEW REPORT

To The Board of Directors
Mobile P.E.T. Systems, Inc.

We have reviewed the accompanying consolidated balance sheets of Mobile P.E.T. Systems, Inc., formerly Colony International Incorporated and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations and cash flows for the nine months ended March 31, 2000 and the period December 1, 1998 (date of recommencement) to March 31, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these consolidated financial statements is the representation of the management of Mobile P.E.T. Systems, Inc. and subsidiaries.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

                                              /s/ Peterson & Co.
                                              --------------------
                                              PETERSON & CO.


San Diego, California
May 8, 2000